EXHIBIT 6


                       [CHASE SECURITIES INC. LETTERHEAD]

                                      September 15, 1996

Board of Directors
Proler International Corp.
4265 San Felipe, Suite 900
Houston, TX 77027

Members of the Board:

        You have informed us that Schnitzer Steel Industries, Inc. ("Parent"), PIC Acquisition Corporation ("Sub") and Proler International Corp. (the "Company") propose to enter into an Agreement and Plan of Merger dated as of September 15, 1996 (the "Merger Agreement"), which provides, among other things, for the tender offer ("the Offer") by Sub for all the outstanding shares of Common Stock, par value $1.00 per share (together with the associated Stock Rights, the "Shares"), of the Company for at least $7.50 per share in cash (the "Consideration"), to be followed by the merger of Sub with and into the Company (the "Merger") pursuant to which each then outstanding Share will be converted into the right to receive an amount equal to the Consideration in cash. The terms and conditions of the Offer and the Merger are more fully described in the Merger Agreement, and together, the Offer and the Merger, taken as a whole and not separately, are referred to herein as the "Transaction." Capitalized terms not defined herein shall have the same meanings given to them in the Merger Agreement.

        You have requested that we render our opinion as to the fairness, from a financial point of view, to the holders of Shares of the Consideration to be received by such holders in the Transaction.

        In arriving at the opinion set forth below, we have, among other things:

        (a) reviewed a draft of the Merger Agreement in the form provided to us and have assumed that the final form of such agreement will not vary in any regard that is material to our analysis;

        (b) reviewed certain publicly available business and financial information that we deemed relevant to the Company and the respective industries in which it operates;

Board of Directors
September 17, 1996
Page 2


        (c) reviewed certain internal non-public financial and operating data provided to us by or on behalf of the management of the Company relating to the Company, including management forecasts and projections of financial results of the Company through the fiscal years ending January 31, 1997 and January 31, 1998;

        (d) discussed with members of the Company's senior management, the Company's operations, historical financial statements and future prospects, as well as such other matters as we deemed necessary or appropriate;

        (e) compared the financial and operating performance of the Company with publicly available information concerning certain other companies we deemed comparable and reviewed the relevant historical stock prices and trading volumes of the Shares and certain publicly traded securities of such other companies;

        (f) reviewed the financial terms of certain recent business combinations and acquisition transactions we deemed reasonably comparable to the Transaction and otherwise relevant to our inquiry,

        (g) considered various discussions with third parties with respect to such third parties' potential interest in the acquisition of all or part of the Company; and

        (h) made such other analyses and examinations as we have deemed necessary or appropriate.

        In rendering this opinion, we assumed and relied upon, without assuming any responsibility for verification, the accuracy and completeness of all of the financial and other information provided to, discussed with, or reviewed by or for us, or publicly available for purposes of this opinion, and have further relied upon the assurances of management of the Company that they are not aware of any facts that would make such information inaccurate or misleading. We have neither made nor obtained any independent evaluations or appraisals of the assets or liabilities of the Company, nor have we conducted a physical inspection of the properties and facilities of the Company. We have assumed that the financial forecasts and projections prepared by the Company have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company. We express no view as to such forecasts or projections or the assumptions on which they were based.

        Our opinion herein is necessarily based on market, economic and other conditions as they exist and can be evaluated, and the information made available to us, as of the date of this letter. We disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our opinion which may come or be brought to our attention after the date hereof.

Board of Directors
September 17, 1996
Page 3

        Our opinion is limited to the fairness, from a financial point of view, to the holders of Shares of the Consideration to be received by such holders in the Transaction. We were not asked to consider and our opinion does not address the relative merits of the proposed Offer and Merger as compared to any alternative business strategies that might exist for the Company or the effect of any other transactions in which the Company might engage. Our opinion is directed to the Board of Directors of the Company, and it does not constitute a recommendation to any holder of Shares as to (i) whether such holder should tender Shares in the Offer or (ii) how such holder of Shares should vote with respect to the Merger.

        Chase Securities Inc., as part of its financial advisory business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions and valuations for estate, corporate and other purposes. We have acted as financial advisor to the Company in connection with the Transaction and will receive a fee for our services, including for rendering this opinion, payment of a significant portion of which is contingent on the consummation of the Transaction. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. As we have previously advised you, The Chase Manhattan Corporation and its affiliates, including Texas Commerce Bank and Chase Securities Inc., in the ordinary course of business, have from time to time provided, and in the future may continue to provide, commercial and investment banking services to Parent and the Company, including serving as (i) agent bank under a $100 million revolving credit facility for Trans-Pacific Shipping Co., an affiliate of the Parent, (ii) as sole bank for a $10 million revolving credit facility for Schnitzer Investment Corporation, also an affiliate of the Parent; and (iii) as sole bank for certain credit facilities extended to the Company. In the ordinary course of business, we or our affiliates may trade in the debt and equity securities of Parent and the Company for our own accounts and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

        Based upon and subject to the foregoing, we are of the opinion, as of the date hereof, that the Consideration to be received by the holders of Shares in the Transaction is fair, from a financial point of view, to such holders.

        It is understood that (i) this opinion is for the use and benefit of the Board of Directors of the Company in connection with its consideration of the Transaction, and (ii) the Company will not furnish this opinion or any other material prepared by Chase Securities Inc. to any other person or persons or use or refer to this opinion for any other purpose without the prior written consent of Chase Securities Inc.; provided, however, that the Company may publish this opinion in its entirety in the Offer Documents, Schedule 14D-9 and the Proxy Statement or in similar

Board of Directors
September 17, 1996
Page 4

documents distributed to its stockholders in connection with the Transaction, subject to our prior written approval of any summary of, excerpt from or reference to this opinion.

                                                   Very truly yours,

                                                   /s/ Chase Securities Inc.

                                                   CHASE SECURITIES INC.